Filed Pursuant to Rule 433
Registration No. 333-168235
Pricing Term Sheet
July 21, 2010
Ralcorp Holdings, Inc.
$300,000,000 4.950% Notes due 2020
$150,000,000 6.625% Notes due 2039
     The following information supplements the preliminary prospectus dated July 21, 2010 and should be read together with the preliminary prospectus before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus.

Issuer:	Ralcorp Holdings, Inc.

Security description:	4.950% Notes due 2020 (the “2020 Notes”)

6.625% Notes due 2039 (the “2039 Notes”)

Format:	SEC Registered

Principal amount:	2020 Notes: $300,000,000 principal amount

2039 Notes: $150,000,000 principal amount

Price to public:	2020 Notes: 99.840% of principal amount

2039 Notes: 102.439% of principal amount, plus accrued interest from February 15, 2010

Gross proceeds to issuer:	2020 Notes: $299,520,000

2039 Notes: $153,658,500, excluding accrued interest

Underwriters’ discount:	2020 Notes: 0.650%

2039 Notes: 0.875%

Annual interest rate:	2020 Notes: 4.950% per annum

2039 Notes: 6.625% per annum

Interest payment dates:	2020 Notes: Semi-annually in arrears on each February 15 and August 15 of each year, commencing February 15, 2011

2039 Notes: Semi-annually in arrears on each February 15 and August 15 of each year, commencing August 15, 2010

Maturity:	2020 Notes: August 15, 2020

2039 Notes: August 15, 2039

Benchmark Treasury:	2020 Notes: 3.500% UST due May 15th 2020

2039 Notes: 4.625% UST due February 15th 2040

Benchmark Treasury price and yield:	2020 Notes: 105-11 1/4 2.870%

2039 Notes: 112-28 3.888%

Spread to benchmark Treasury:	2020 Notes: 210 bps

2039 Notes: 255 bps

Yield to maturity:	2020 Notes: 4.970%

2039 Notes: 6.438%

Optional redemption:	2020 Notes: In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of principal amount or (ii) discounted present value at the Treasury Rate plus 30 bps

2039 Notes: In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of principal amount or (ii) discounted present value at the Treasury Rate plus 35 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade date:	July 21, 2010

Settlement date (T+3):	July 26, 2010

CUSIP/ISIN:	Notes due 2020: 751028 AF8/US751028AF82

Notes due 2039: 751028AE1/US751028AE18

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
Banc of America Securities LLC
SunTrust Robinson Humphrey, Inc.

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, J.P. Morgan Securities Inc. at (collect) 1-212- 834-4533 or Wells Fargo Securities, LLC at 1-800-326-5897.